Exhibit 4.5
Common Stock Purchase Warrant (Donald W. Sapaugh)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR SOLD UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION.
Number WA 002	1,050,000 Warrant
EXERCISABLE FROM 9:00 A.M., NEW YORK TIME,
ON JUNE 1, 2007, UNTIL
5:00 P.M., NEW YORK TIME, JUNE 1, 2011
The Mint Leasing, Inc.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

This certifies that DONALD W. SAPAUGH

is the owner of ONE MILLION FIFTY THOUSAND AND 00/100
WARRANTS, EACH TO PURCHASE ONE FULLY PAID AND NON-ASSESSABLE SHARE OF COMMON STOCK, $.001 PAR VALUE, OF

The Mint Leasing, Inc. at the initial Exercise Price of a) 350,000 shares at $.10 per share, b) 200,000 shares at $.50 per share, c) 200,000 shares at $1.00 per share, d) 150,000 shares at $1.50 per share, e) 150,000 shares at $2.00 per share.  Payment of the Purchase Price shall be paid in the manner, at the time and on the terms and conditions specified in this Warrant and the Warrant Agreement.  The certificate or certificate shall be registered in the name specified in the notice of exercise free and clear of any legend, restriction or stop order.  This Warrant is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Witness the manual or facsimile signatures of the Company’s duly authorized officers, countersigned by the Warrant Agent.

Dated: June 1, 2007

/s/ Jerry Parish	/s/ Jerry Parish
Jerry Parish, Secretary	Jerry Parish, President & CEO

Exhibit A – Page 4